Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

Dated as of September 20, 2018

by and among

FIRST SAVINGS FINANCIAL GROUP, INC.

and

THE PURCHASERS NAMED HEREIN

DEFINED TERMS	Section

Action	2.2(e)
Affiliate	6.10(a)
Agreement	Preamble
Bank	2.2(b)
Burdensome Condition	2.2(d)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company SEC Reports	2.2(g)
Company Subsidiary(ies)	2.2(b)
Company’s Knowledge	6.10(e)
Contemplated Transactions	2.2(c)(1)
Disclosure Letter	2.1(a)
DFI	2.2(d)
DTC	4.2(b)
Exchange Act	2.2(d)
FDIC	2.2(b)
Federal Reserve	2.2(d)
FINRA	2.2(o)
GAAP	2.1(b)
Governmental Entity	1.2(c)(1)(i)
Holder	4.2(b)
Indebtedness	2.2(c)(3)
Index Rate	4.7
Information	3.2(b)
Investment Manager	2.3(h)
Knowledge of the Company	6.10(e)
Law	2.2(m)
Legend	4.2(a)
Liens	2.2(c)(2)
Material Adverse Effect	2.1(b)
Note(s)	Background
Person	6.10(f)
Placement Agent	2.2(o)
Pre-Closing Period	3.3
Previously Disclosed	2.1(c)
Proprietary Information	3.1(a)
Purchase Price	1.1
Purchaser(s)	Preamble
Regulatory Agreement	2.2(n)
Required Approvals	2.2(d)
Rule 144	4.2(b)
SEC	2.2(g)
Secondary Market Transaction	4.4
Securities Act	2.2(d)
Subsidiary	6.10(g)
Tier 2 Capital	6.10(h)
Transaction Documents	2.2(c)(1)

-ii-

LIST OF SCHEDULES AND EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Legal Opinion

-iii-

This SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of September 20, 2018 (this “Agreement”), is by and among First Savings Financial Group, Inc., an Indiana corporation (the “Company”), and the several purchasers of the Notes (each a “Purchaser” and, collectively, the “Purchasers”).

BACKGROUND

The Company intends to sell to Purchasers, and Purchasers intend to purchase from the Company, 5.95% Fixed-to-Floating Subordinated Notes due 2028 (each, a “Note” and, collectively, the “Notes”) in the aggregate principal amount of $20,000,000 in the form set forth on Exhibit A evidencing unsecured subordinated debt of the Company. The title of the Notes shall be adjusted to the extent that the interest rate on the Notes shall be changed pursuant to Section 4.7 herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article 1
PURCHASE; CLOSING

1.1          Purchase.

On the terms and subject to the conditions set forth herein, and in consideration of each Purchaser’s payment of the purchase price set forth on such Purchaser’s signature page hereto (the “Purchase Price”), Purchasers will purchase from the Company, and the Company will sell to Purchasers, the Notes. Purchasers, severally and not jointly, each agree to purchase the Notes from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Notes.

1.2          Closing.

(a)          Subject to the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in this Agreement, the closing of the purchase of the Notes by Purchasers pursuant hereto (the “Closing”) shall occur at 10:00 a.m., Eastern time, on the date hereof at the offices of Bryan Cave Leighton Paisner LLP located at 1201 West Peachtree Street NW, 14th Floor, Atlanta, Georgia 30309, or remotely via the electronic or other exchange of documents and signature pages, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”

(b)          Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing:

(1)	The Company will deliver to each Purchaser, in a denomination equal to the Purchase Price, a Note duly executed by the Company; and

(2)	Each Purchaser will deliver the Purchase Price to the Company by wire transfer of immediately available funds to the account provided to Purchaser by the Company.

(c)          Closing Conditions.

(1)	The obligations of each Purchaser and the Company to effect the Closing are subject to the fulfillment or written waiver by Purchaser or the Company, as applicable, of each of the following conditions:

(i)	no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchasers from owning the Notes in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking such prohibition or restriction;

(ii)	assurance from the relevant Governmental Entities satisfactory to each Purchaser in its reasonable discretion that such Purchaser will not be deemed to “control” the Company under applicable law as a result of the Contemplated Transactions; and

(iii)	the Required Approvals (as defined herein) shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, that no such Required Approval shall impose any Burdensome Condition (as defined herein).

(2)	The obligation of each Purchaser to consummate the purchase of the Note to be purchased by it at Closing is also subject to the fulfillment by the Company or written waiver by such Purchaser prior to the Closing of each of the following additional conditions:

(i)	the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that (A) representations and warranties made as of a specified date shall only be required to be true and correct as of such date, but subject to the same materiality qualification as provided above in this Section 1.2(c)(2)(i), and (B) the representations and warranties of the Company set forth in Section 2.2(b) (but only with respect to the last sentence thereof) and Section 2.2(c) shall be true and correct in all respects, subject to any materiality qualifications therein);

(ii)	the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(iii)	since the date hereof, no Material Adverse Effect shall have occurred; and

(iv)	at the Closing, the Company shall deliver to Purchaser the opinion of legal counsel for the Company, dated as of the Closing Date, in the form attached hereto as Exhibit B.

(3)	The obligation of the Company to effect the Closing is subject to the fulfillment by Purchaser or written waiver by the Company prior to the Closing of each of the following additional conditions:

(i)	the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of Purchaser to perform its obligations hereunder; and

(ii)	Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date.

Article 2
REPRESENTATIONS AND WARRANTIES

2.1          Disclosure.

(a)          On or prior to the date hereof, the Company delivered to each Purchaser, and each Purchaser delivered to the Company, a letter (a “Disclosure Letter”) setting forth, among other things, items the disclosure of which is (i) required by an express disclosure requirement contained in a provision hereof or (ii) necessary or appropriate to take exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article 3; provided, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Letter shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company or any Purchaser expressly required by the terms of this Agreement or the Note or taken with the prior written consent of the Company or Purchaser, as the case may be, (D) changes in or any developments or occurrences relating to or affecting domestic or foreign economic, monetary or financial conditions in general or the securities, commodities or financial markets in general, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, (E) changes in or any developments or occurrences relating to of affecting domestic or global or national political conditions, including the outbreak, continuation or escalation of war, hostilities or acts of terrorism (whether declared or undeclared), any national or international calamity, or any natural disasters, (F) the failure of the Company to meet any internal projections, forecasts, estimates or guidance for any period ending after September 30, 2017 (but not excluding the underlying causes of such failure unless otherwise excluded hereunder), or (G) the public disclosure of this Agreement or the Contemplated Transactions (as defined herein); provided, further, however, that if any event described in clause (A), (B) or (D) of this Section 2.1(b) occurs and such event has a materially disproportionate effect on the Company relative to comparable banks, savings associations and their holding companies in the United States, then such event will be deemed to have had a Material Adverse Effect.

(c)          “Previously Disclosed” with regard to a party means information set forth on its Disclosure Letter, and in the case of the Company, also includes any information set forth in any of the Company SEC Reports.

2.2          Representations and Warranties of the Company.

Except as Previously Disclosed, the Company hereby represents and warrants to each Purchaser, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:

(a)          Organization and Authority. Each of the Company and the Company Subsidiaries is a corporation, bank or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(b)          Company Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens. The deposit accounts of First Savings Bank, Clarksville, Indiana, the Company’s wholly-owned banking subsidiary (the “Bank”), are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities and has sole control of the Bank.

(c)          Authorization; No Conflicts; No Default.

(1)         The Company has the corporate power and authority to execute and deliver this Agreement and the Notes (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby (the “Contemplated Transactions”) have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has duly approved the Transaction Documents and the Contemplated Transactions. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. The Transaction Documents have been, and when delivered at the Closing will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(2)         Neither the execution and delivery by the Company of the Transaction Documents nor the consummation of the Contemplated Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) of this paragraph for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)         None of the Company, the Bank or any other Subsidiary of the Company is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which the Company, Bank or any other Subsidiary of the Company is a party or by which the Company, the Bank or any other Subsidiary of the Company or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Indebtedness” shall mean and include: (A) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (B) all obligations secured by any lien in property owned by the Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, Federal Reserve Bank, secured deposits of municipalities and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

(d)          Governmental and Other Consents. The Company has obtained any governmental and other consents, approvals, authorizations, non-objections, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the issuance of the Notes and the consummation of the other Contemplated Transactions and the performance of the Company’s obligations hereunder and thereunder (the “Required Approvals”). No Required Approvals are required to be obtained by Company that have not been obtained, and no registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations. No Required Approvals imposes any Burdensome Condition, as defined below. Any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchaser or the Contemplated Transactions, by the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Indiana Department of Financial Institutions (the “DFI”) or any other Governmental Entity, which imposes any restriction or condition which Company or any Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s or Purchaser’s business or would materially reduce the economic benefits of the Contemplated Transactions to the Company or such Purchaser to such a degree that Company or such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof shall be deemed for purposes of this Agreement a Burdensome Condition. For the avoidance of doubt, (A) any requirements to disclose the identities of limited partners, shareholders or members of such Purchaser or its Affiliates or its investment advisors, other than the identities of Affiliates of Purchaser, shall be deemed a Burdensome Condition unless otherwise determined by Purchaser in its sole discretion and (B) any restrictions or conditions imposed on Purchaser in any passivity commitments shall not be deemed a Burdensome Condition.

(e)          Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality. The Company is in material compliance with all existing decisions, orders, and agreements of or with Governmental Entities to which it is subject or bound.

(f)          Financial Statements. The financial statements of the Company included in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and Regulation S-X promulgated under the Securities Act. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company SEC Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the Contemplated Transactions. The Bank’s allowance for loan losses is in compliance in all material respects with (A) the Bank’s methodology for determining the adequacy of its allowance for loan losses and (B) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(g)          Reports. The Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act, and the rules and the regulations of the Securities Exchange Commission (the “SEC”) thereunder. Since September 30, 2017, the Company has filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with the SEC (the foregoing, collectively, the “Company SEC Reports”). The Company SEC Reports at the time they were or hereafter are filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)          Internal Accounting and Disclosure Controls.

(1)         The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, (y) the Company has no knowledge of (i) any material weakness in Company’s internal control over financial reporting (whether or not remediated) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and (z) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(2)         The Company and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act), that (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company and its Subsidiaries to allow timely decisions regarding disclosure, and (ii) are effective in all material respects to perform the functions for which they were established. As of the date hereof, the Company has no knowledge that would reasonably cause it to believe that the evaluation to be conducted of the effectiveness of the Company’s disclosure controls and procedures for the most recently ended fiscal quarter period will result in a finding that such disclosure controls and procedures are ineffective for such quarter ended.

(i)          Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other affiliated entity that is not reflected on the Company SEC Reports.

(j)          Risk Management Instruments. All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable Laws and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other parties thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k)          No Undisclosed Liabilities. There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (1) liabilities adequately reflected or reserved against in accordance with GAAP in the Company SEC Reports and (2) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since September 30, 2017, and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)          Absence of Certain Changes. Since October 1, 2017, except as disclosed in the Company SEC Reports, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (2) none of the Company or any Company Subsidiary has incurred any material liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock except for quarterly dividends to holders of Company common stock, (4) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)          Compliance with Laws. The Company and each Company Subsidiary have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary, except where the failure to have such permits, licenses, franchises, authorizations, orders and approvals, or to have made such filings, applications and registrations, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary have complied in all material respects and (1) are not in default or violation in any respect of, (2) to the Company’s Knowledge, are not under investigation with respect to, and (3) to the Company’s Knowledge, have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries. As of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(n)          Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary (1) is subject to any cease-and-desist or other similar order or enforcement action issued by, (2) is a party to any written agreement, consent agreement or memorandum of understanding with, (3) is a party to any commitment letter or similar undertaking to, or (4) is subject to any capital directive by, and since September 30, 2016, neither of the Company nor any Company Subsidiary has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, or its management (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since September 30, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(o)          Brokers and Finders. The Company has engaged Hovde Group, LLC (the “Placement Agent”), a registered broker-dealer subject to the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), in connection with the offer and sale of the Notes as contemplated by the Transaction Documents. Except for such engagement, neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the Contemplated Transactions.

(p)          Tax Matters. The Company and each of the Company Subsidiaries has (1) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (2) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (A) currently payable without penalty or interest, or (B) being contested in good faith by appropriate proceedings.

(q)          Offering of Securities. Neither the Company nor any Person acting on its behalf has taken any action which would subject the offering, issuance or sale of the Notes to the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Notes pursuant to the Contemplated Transactions. Assuming the accuracy of each Purchaser’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to Purchasers.

(r)          Investment Company Status. The Company is not, and upon consummation of the Contemplated Transactions will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(s)          Accuracy of Representations. The Company understands that the Purchasers will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the Contemplated Transactions, and the Company agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Purchasers. No representation or warranty by the Company in this Agreement and no statement included in the Disclosure Letter or in any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading.

2.3           Representations and Warranties of Purchaser.

Except as Previously Disclosed, each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a)          Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where any failure to be so qualified would reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the Contemplated Transactions on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)          Authorization.

(1)         Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by Purchaser or any of its partners or other equity owners, as the case may be, is required. No other corporate proceedings are necessary for the execution and delivery by the Purchaser of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)         Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership, certificate of formation, operating agreement or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the Contemplated Transactions on a timely basis.

(3)         No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the Contemplated Transactions.

(c)          Purchase for Investment. Purchaser acknowledges that the Note being purchased by Purchaser has not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Note pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Note to any Person, (2) will not sell or otherwise dispose of the Note, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, and (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Note and of making an informed investment decision.

(d)          Institutional Accredited Investor. Purchaser is and will be on the Closing Date an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets.

(e)          Financial Capability. At the Closing, Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by the Transaction Documents.

(f)          Knowledge as to Conditions. Purchaser does not know of any approval, authorization, filing, registration, or notice that is required or otherwise is a condition to the consummation by it of the Contemplated Transactions that has not been obtained by or provided to it.

(g)          Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the Contemplated Transactions, in each case, whose fees the Company would be required to pay (other than the reimbursement of transaction expenses as provided in Section 6.2).

(h)          Investment Decision. Purchaser, or the duly appointed investment manager of Purchaser (the “Investment Manager”), if applicable, (1) has reached its decision to invest in the Company independently from any other Person, (2) has not entered into any agreement or understanding with any other Person to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiary, including any agreements or understandings regarding the voting or transfer of shares of the Company, (3) has not shared with any other Person proprietary due diligence materials prepared by the Company or by Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary, (4) has not been induced by any other Person to enter into the Contemplated Transactions, and (5) has not entered into any agreement with any other Person with respect to the Contemplated Transactions. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Note constitutes legal, tax or investment advice. Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Note.

(i)          Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Note involves substantial risk and Purchaser has the ability to bear the economic risk of the prospective investment in the Note, including the ability to hold the Note indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

(j)          Information; General Solicitation. Purchaser acknowledges that Purchaser: (1) is not being provided with the disclosures that would be required if the offer and sale of the Note were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Note; (2) has conducted its own examination of the Company and the terms of the Note to the extent Purchaser deems necessary to make its decision to invest in the Note, and (3) has availed itself of public access to financial and other information concerning the Company and the Company Subsidiaries to the extent it deems necessary to make an informed decision to purchase the Note. Purchaser has reviewed the information set forth in the exhibits hereto. Purchaser acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and the Company Subsidiaries that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning terms and conditions of the Contemplated Transactions in order to make an informed and voluntary decision to enter into this Agreement. Purchaser is not purchasing the Note as a result of any advertisement, article, notice or other communication regarding the Note published in any newspaper, magazine or similar media; broadcast over television or radio; contained on any unrestricted website; or presented at any seminar or any other general advertisement.

(k)          Placement Agent. Purchaser will purchase the Note directly from the Company and not from the Placement Agent, is not relying on the Placement Agent in any manner with respect to its decision to purchase the Note, and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Note.

(l)          Restricted Securities. Purchaser understands that the Note is characterized as a “restricted security” under the Securities Act inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that, under the Securities Act and the rules and regulations thereunder, such security may be resold without registration under the Securities Act only in limited circumstances. Purchaser represents that it understands the resale limitations imposed by the Securities Act and by Rule 144 promulgated under the Securities Act on the Note.

(m)          Conduct of Subsequent Transfers. Purchaser acknowledges that the Company is not conducting any offering other than the sale to Purchaser set forth in this Agreement, and Purchaser agrees that any subsequent re-sale of the Note, including into a securitization, shall be done in a manner that does not create liability for the Company.

(n)          Accuracy of Representations. Purchaser understands that each of the Placement Agent, the Company and the Company’s legal counsel will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the Contemplated Transactions, and Purchaser agrees that if any of the representations, acknowledgements or agreements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent, the Company and the Company’s legal counsel.

Article 3
COVENANTS

3.1           Filings; Other Actions.

(a)           Purchaser and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the Contemplated Transactions, to perform the covenants contemplated by the Transaction Documents, to satisfy all of the conditions precedent to the obligations of such party thereto and defend any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; provided, however, that nothing in this Agreement shall obligate Purchaser to disclose the identities of limited partners, shareholders or members of Purchaser or its Affiliates or investment advisors or other confidential proprietary information of Purchaser or any of its Affiliates (collectively, “Proprietary Information”). All parties shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information (other than Proprietary Information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by the Transaction Documents. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. All parties hereto agree to keep the other parties apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Contemplated Transactions. Notwithstanding the foregoing, in no event shall Purchaser or any of its Affiliates be required to become a bank holding company, accept any Burdensome Condition in connection with the Contemplated Transactions, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Note to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement.

(b)          Purchaser agrees to furnish the Company, and the Company agrees, upon request, to furnish to Purchaser, in each case to the extent legally permissible and not in contravention of any contractual obligation, all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other Contemplated Transactions; provided, that Purchaser shall be required to provide information only to the extent typically provided by Purchaser to such Governmental Entities under Purchaser’s policies consistently applied and subject to such confidentiality requests as Purchaser shall reasonably seek.

3.2          Access, Information and Confidentiality.

(a)          From the date hereof until the Closing Date, the Company will furnish to Purchaser and its Affiliates (and their financial and professional advisors and representatives), and permit Purchaser, its Affiliates and their representatives access during the Company’s normal business hours, to the extent legally permissible, to such information and materials relating to the financial, business and legal condition of the Company as may be reasonably necessary or advisable to allow Purchaser to become and remain familiar with the Company and to confirm the accuracy of the representations and warranties of the Company in this Agreement and the compliance with the covenants and agreements by the Company in this Agreement.

(b)          All parties hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval, reporting obligation, examination or inspection or unless disclosure is required by judicial or administrative process or, by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, the party disclosing such information shall provide the other parties with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other parties hereto furnished to it by or on behalf of such other parties or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) publicly available through no fault of such party or (3) later lawfully acquired by such party from other sources not known by such party to be subject to confidentiality obligations with respect to such information), and no party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors, provided, that Purchaser shall be permitted to disclose Information to any of its limited partners who are subject to obligations to keep such Information confidential in accordance with this Section 3.2. For the avoidance of doubt, (x) basic information regarding the terms of the Note, including the identity of the Company, the principal amount, interest rate and duration of the Note, does not constitute Information for purposes of this Agreement, and (y) without the further consent of the Company, the Purchaser may furnish Information regarding the Company to Persons who are subject to obligations to keep such Information confidential in accordance with this Section 3.2 in connection with a Secondary Market Transaction pursuant to Section 4.4.

3.3          Conduct of the Business.

Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, however, that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable Law.

Article 4
ADDITIONAL AGREEMENTS

4.1          No Control.

Each Purchaser agrees that it shall not, without the prior consent of the Company, contribute capital to the Company or acquire an amount of voting securities of the Company that in either case would cause such Purchaser, to be deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or applicable state Law.

4.2          Legend.

(a)          Purchasers agree that all certificates or other instruments, if any, representing the Notes subject to this Agreement will bear a legend substantially to the effect of the restrictive legend set forth on the face of the form of subordinated note attached hereto as Exhibit A.

(b)          Subject to this Section 4.2(b), the Legend shall be removed and the Company shall issue a certificate without such restrictive legend to the holder of the Note (the “Holder”) upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), as applicable, if (1) such Note is registered for resale under the Securities Act, (2) such Note is sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (if the transferor is not an Affiliate of the Company), or (3) such Note is eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner of sale restrictions. Any fees associated with the removal of such Legend (other than with respect to a Purchaser’s or Holder’s counsel) shall be borne by the Company. If the Legend is no longer required pursuant to the foregoing, the Company will, no later than three business days following the delivery by Purchaser or Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Note (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, an opinion of counsel to Purchaser or Holder) and a representation letter to the extent required, deliver or cause to be delivered to Purchaser or Holder a certificate or instrument (as the case may be) representing such Note that is free from the Legend. A Note free from all restrictive legends may be transmitted by the transfer agent to Purchaser or Holder by crediting the account of Purchaser’s prime broker with DTC as directed by Purchaser or Holder, provided that the Note is DTC eligible at such time. Purchaser acknowledges that the Note has not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of the Note, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and this Agreement.

4.3          Information Available to Facilitate Resales.

(a)          With a view to making available to Purchaser or Holder the benefits of certain SEC rules and regulations permitting the sale of the Notes without registration as soon as allowed, the Company shall, at all times from the date of this Agreement through the date that the Legend is eligible for removal from all Notes pursuant to Section 4.2(b), make and keep available adequate current public information with respect to the Company, as those terms are understood and defined in Rule 144(c) or any similar or analogous rules promulgated under the Securities Act, and, upon written request by Purchaser or Holder, Company shall provide a written statement that Company has complied with such requirements.

(b)          While any Note meets the definition of “restricted securities” under the Securities Act, the Company will make available, upon request by Purchaser or Holder, to any seller of such Note the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

4.4          Secondary Market Transactions

Each Purchaser shall have the right at any time and from time to time to securitize the Note or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Note (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, use all reasonable efforts and cooperate fully and in good faith with such Purchaser and otherwise assist Purchaser in satisfying the market standards to which Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transactions, but in no event shall the Company be required to incur (without reimbursement) more than an aggregate of $10,000 in costs or expenses in connection with any and all Secondary Market Transactions. Information may be furnished to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with such Secondary Market Transaction so long as such Persons are subject to obligations to keep such Information confidential in accordance with Section 3.2. All documents, financial statements, appraisals and other data relevant to the Company or the Note may be exhibited to and retained by any such Person so long as such Person is subject to obligations to keep such Information confidential in accordance with Section 3.2(b).

4.5          Transfer Taxes.

On the Closing Date, all transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Notes to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with in all material respects.

4.6          Tier 2 Capital.

If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of the Note ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the Note, the Company will promptly notify the Purchasers, and thereafter, subject to the Company’s right to redeem the Notes under such circumstances pursuant to the terms of the Notes, if requested by the Company, the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 Capital.

4.7          Interest Rate Adjustment.

In the event that the Index Rate, defined below, exceeds 3.00%, as measured as of the close of business on the business day immediately preceding the Closing Date, (a) the interest rate on the Notes shall be increased by the extent to which the Index Rate exceeds 3.00%, and (b) all references to “5.95%” herein and on the Notes shall be changed to reflect such adjusted interest rate. The “Index Rate” shall mean the 10-Year Treasury Constant Maturity Index, as quoted by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519). If the 10-Year Treasury Constant Maturity Index becomes unavailable prior to the Closing Date, the Company will designate a comparable substitute index as the Index Rate with notice to the Purchasers. For the avoidance of doubt, no downward adjustment to the stated interest rate shall occur, regardless of the Index Rate as of the Closing Date.

4.8          CUSIP Number.

Prior to the Closing Date, the Company shall cause a CUSIP number to be obtained for the Notes and printed on the Notes pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures.

4.9          Use of Proceeds.

The Company intends to use the net proceeds from the issuance of the Notes hereunder for general corporate purposes.

Article 5
TERMINATION

5.1          Termination.

This Agreement may be terminated prior to the Closing:

(a)          by mutual written agreement of the Company and Purchaser;

(b)          by the Company or Purchaser, upon written notice to the other parties, in the event that the Closing does not occur within five (5) business days of the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)          by the Company or Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the Contemplated Transactions, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)          by Purchaser, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(2)(i) or Section 1.2(c)(2)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b);

(e)          by the Company, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(3)(i) or Section 1.2(c)(3)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b); or

(f)           by either Company or Purchaser, upon written notice to the other party, if any Required Approval is approved with commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would reasonably be expected to create a Burdensome Condition on the Company or the Purchaser.

5.2          Effects of Termination.

In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), this Article 5 and Article 6, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.

Article 6
MISCELLANEOUS

6.1          Survival.

Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement for a period of one year. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

6.2          Expenses.

Except as otherwise provided in this Section 6.2, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions; except that at the Closing the Company shall bear, and upon request by EJF Capital LLC, reimburse EJF Capital LLC for, all reasonable out-of-pocket fees and expenses of attorneys incurred by EJF Capital LLC and its Affiliates in connection with the negotiation and preparation of this Agreement and undertaking of the Contemplated Transactions; provided that in no event shall the Company be obligated to bear or reimburse such fees and expenses in an amount that exceeds $7,500.

6.3          Amendment; Waiver.

No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4          Successors and Assigns.

(a)          At or prior to the Closing, this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that each Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.

(b)          Following Closing, in the event that either party (or successor to such party) assigns such party’s right and obligations (if any) under a Note to a permitted assign in accordance with the terms of such Note, this Agreement and such party’s rights and obligations hereunder shall be automatically assigned to and assumed by such permitted assign, without any further action of the parties hereto.

6.5          Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

6.6          Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the state in which the Company is incorporated or organized. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in such state for any actions, suits or proceedings arising out of or relating to this Agreement and the Contemplated Transactions. Venue for any action, suit or proceeding shall be in the courts of the capital of such state. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.8 shall be deemed effective service of process on such party.

6.7         WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT ALLOWABLE UNDER RELEVANT LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6.8          Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)          If to Purchaser, as indicated on Purchaser’s signature page hereto;

(b)          If to the Company:

First Savings Financial Group, Inc.

501 East Lewis & Clark Parkway

Clarksville, Indiana 47129

Attention: Anthony A. Schoen

Telephone: (812) 218-6807

Email: tschoen@fsbbank.net

with a copy to (which copy alone shall not constitute notice):

Luse Gorman, PC

5335 Wisconsin Avenue NW, Suite 780

Washington, DC 20015

Attention: Victor L. Cangelosi, Esq.

Telephone: (202) 274-2000

Email: vcangelosi@luselaw.com

6.9          Entire Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.10        Interpretation; Other Definitions.

Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)          the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b)          “business day” means any day that is not Saturday or Sunday and that, in Indiana, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;

(c)          the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)          the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e)          to the “Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after commercially reasonable inquiry, of any executive officer of the Company;

(f)          the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(g)          the term “Subsidiary” means any entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company; and

(h)          the term “Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in the Statement of Policy on Risk-Based Capital for bank holding companies 12 C.F.R. Part 217 and 12 C.F.R. Part 250, each as amended, modified and supplemented and in effect from time to time or any replacement thereof.

6.11        Captions.

The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12        Severability.

If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13        No Third Party Beneficiaries.

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto, any benefit right or remedies except that the provisions of Section 4.3 shall inure to the benefit of the Persons referred to in that Section; provided, however, that the Placement Agent and the Company’s legal counsel (for purposes of rendering the opinion set forth in Exhibit B) shall be third party beneficiaries hereto and may rely on the representations and warranties contained herein to the same extent as if it were a party to the Agreement.

6.14        Time of Essence.

Time is of the essence in the performance of each and every term of this Agreement.

6.15        Public Announcements.

Subject to each party’s disclosure obligations imposed by Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Contemplated Transactions, and except as otherwise permitted in the next sentence, neither the Company nor any Purchaser will make any such news release or public disclosure that identifies the other party without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and all parties shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. In the event a party hereto is advised by its outside legal counsel that a particular disclosure that identifies the other party is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use commercially reasonable efforts to consult with the other party hereto and take its comments into account with respect to the content of such disclosure before issuing such disclosure.

6.16        Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.

COMPANY:

FIRST SAVINGS FINANCIAL GROUP, INC.

By:
Anthony A. Schoen
Chief Financial Officer

[Signatures Continued on Following Page]

[Company Signature Page to Subordinated Note Purchase Agreement]

PURCHASER:

EJF Portfolio Vehicle I LLC

By: EJF Capital LLC
Its: Non-Member Manager

By:
Neal J. Wilson
Chief Operating Officer

Purchase Price: $20,000,000.00

Address for notices:

c/o EJF Capital LLC
2107 Wilson Boulevard
Arlington, VA 22201
Attention:	David Bell
Telephone:	(703) 997-5716
Fax:	(703) 351-7901
Email:	dbell@ejfcap.com

with a copy to (which copy alone shall not constitute notice):

Bryan Cave Leighton Paisner LLP
1201 West Peachtree St., NW, 14th Floor
Atlanta, GA 30309
Attention:	Robert D. Klingler
Telephone:	(404) 572-6600
Fax:	(404) 420-0069
Email:	robert.klingler@bclplaw.com

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A

FORM OF SUBORDINATED NOTE

FIRST SAVINGS FINANCIAL GROUP, INC.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SUBORDINATED NOTE.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (1), (2), (3) OR (7) OF RULE 501(a) UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT TO CONFIRM THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CERTAIN ERISA CONSIDERATIONS:

EACH PURCHASER AND HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (II) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

FIRST SAVINGS FINANCIAL GROUP, INC.

5.95% FIXED-TO-FLOATING Subordinated Note DUE 2028

Certificate No.: 2028-1	Accredited Investor CUSIP: 33621E AB5
Accredited Investor ISIN: US33621EAB56
QIB CUSIP: 33621E AA7
QIB ISIN: US33621EAA73

U.S. $20,000,000.00	Dated: September 20, 2018

FOR VALUE RECEIVED, the undersigned, FIRST SAVINGS FINANCIAL GROUP, INC., an Indiana corporation (the “Company”), promises to pay to the order of EJF PORTFOLIO VEHICLE I LLC or its registered assigns (collectively, the “Holder”), the principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than September 30, 2028 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Interest on this Subordinated Note will be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2018, to the Holder of record on March 15, June 15, September 15 and December 15 and at maturity.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FIRST SAVINGS FINANCIAL GROUP, INC.

By:
Anthony A. Schoen
Chief Financial Officer

ATTEST:

John P. Lawson, Jr.
Chief Operating Officer and Corporate Secretary

[REVERSE SIDE OF NOTE]

FIRST SAVINGS FINANCIAL GROUP, INC.

5.95% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2028

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on the original issue date of this Subordinated Note, 2018, until September 30, 2028 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate provided herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the “Notes” referred to in that certain Subordinated Note Purchase Agreement, dated September 20, 2018 (the “Purchase Agreement”), by and among the Company, the Holder (referred to therein as the “Purchaser”) and the other Purchasers (as defined therein) of the Notes, and the Subordinated Note is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.           Computation and Payment of Interest. This Subordinated Note will bear interest (a) from and including the original issue date of this Subordinated Note to but excluding September 30, 2023 (the “Fixed-Rate Period End Date”) (or the earlier Redemption Date contemplated by Section 4(a) herein), payable quarterly in arrears at simple interest of Five and Ninety Five hundredths percent (5.95%) per annum (the “Fixed Interest Rate”) on each Interest Payment Date through and including the Fixed-Rate Period End Date; and (b) from and including the Fixed-Rate Period End Date to but excluding the Maturity Date (the “Floating-Rate Period”), at the rate per annum, reset quarterly, equal to LIBOR plus 310 basis points (the “Floating Interest Rate”), payable quarterly in arrears on each Interest Payment Date during the Floating-Rate Period. “Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year through the Maturity Date. The payments of interest and principal, if any, due on any Interest Payment Date shall be paid to the holders of record on the fifteenth (15th) of the month of each Interest Payment Date. Interest, whether based on the Fixed Interest Rate or the Floating Interest Rate, shall be computed on the basis of thirty (30)-day months and a year of three hundred sixty (360) days.

“LIBOR” means the 3-month USD LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period. If at any time while any Subordinated Notes are outstanding LIBOR ceases to exist or be reported on the Reuters Screen, the Company shall select (with notice to each Holder) an alternative rate, including any spread adjustments thereto (the “Alternative Rate”). Company shall use its commercially reasonable judgment in determining the Alternative Rate based on that rate determined by the U.K Financial Conduct Authority (the “FCA”) and generally being used as the successor to 3-month USD LIBOR; if no such successor rate has been determined by the FCA, Company shall use its commercially reasonable judgment in determining the Alternative Rate generally being used as the successor to 3-month USD LIBOR; provided, however, that, in either case, if the Company is notified by Holders of a majority of the Notes within five (5) business days after the receipt by all Holders of notice of such Alternative Rate selection that such Holders reasonably believe that such Alternative Rate is not consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations, then the Alternative Rate shall be the rate selected by the Holders of majority of the Notes, each using their commercially reasonable judgment in identifying an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. In the event the Holders of a majority of the Notes cannot reach agreement on such Alternative Rate within fifteen (15) business days of the Company’s notification of its proposed Alternative Rate under this Section, the Alternative Rate shall be the rate identified by the Holder of the largest principal amount of Notes, selected based on such Holder’s commercially reasonable judgment as to the an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. All references herein to “LIBOR” will mean such Alternative Rate.

2.           Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a business day, such payment shall be made on the next succeeding business day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York are permitted or required by any applicable law or executive order to close.

3.           Transfer. The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Note. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Note will initially be issued in certificated form. This Subordinated Note may be transferred in whole or in part at the principal offices of the Company or Registrar, accompanied by due endorsement or written instrument of transfer. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record, and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee.

4.           Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)          Notice of Certain Events. If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, then the Company shall provide written notice to the Holder of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than ten (10) business days following the Company’s becoming aware of the occurrence of such event:

(i)          the total risk-based capital ratio, Tier 1 risk-based capital ratio, Common Equity Tier 1 capital ratio or leverage ratio of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable law) or any of the Company’s banking subsidiaries (each, a “Bank”) becomes less than ten percent (10.0%), eight percent (8.0%), six-and-one-half percent (6.5%) or five percent (5.0%), respectively;

(ii)         the Company, the Bank, or any executive officer of the Company or the Bank becomes subject to any formal, written regulatory enforcement action;

(iii)        the ratio of non-performing assets to total assets of the Bank, as calculated by the Company in the ordinary course of business and consistent with past practices, becomes greater than four percent (4.0%);

(iv)        the appointment, resignation, removal or termination of the chief executive officer, president, chief operating officer, chief financial officer, chief credit officer, chief lending officer or any director of the Company or the Bank; or

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(v)         there occurs a change in ownership of twenty-five percent (25.0%) or more of the voting securities of the Company, except as a result of the issuance of Company common stock.

(b)          Compliance with Laws. The Company and each Subsidiary of the Company shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)          Taxes and Assessments. The Company and each of its Subsidiaries shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)          Compliance Certificate. If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, then, not later than forty-five (45) days following the end of each fiscal quarter, the Company shall provide the Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether as of the end of such immediately preceding fiscal quarter, (i) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Company; or (iv) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

(e)          Financial Statements; Access to Records.

(i)          If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9C to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) within forty-five (45) days following the end of any fiscal quarter, the Company shall provide the Holder with copies of the Company’s unaudited consolidated balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice and in a form substantially similar to the form provided to the Holders prior to the date hereof. Quarterly financial statements, if required herein, shall be unaudited and, except for the balance sheet and statement of income (loss) for the Bank, need not comply with GAAP.

(ii)         If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, then, not later than ninety (90) days from the end of each fiscal year, the Company shall provide the Holder with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of date of the fiscal year end and the related statements of income (loss) and retained earnings, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

(iii)        In addition to the foregoing Sections 4(e)(i) and (ii), the Company shall furnish Holder with such financial, business and legal information of the Company and the Bank, and afford Holder with access to inspect Company records, in each case as Holder may reasonably request as may be reasonably necessary or advisable to allow Holder to confirm compliance by the Company with this Subordinated Note.

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(f)          Business Continuation. The Company and each of its subsidiaries shall use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Bank, including but not limited to (i) maintaining the corporate existence of the Company and the Bank, and (ii) conducting the business of the Company and the Bank in the ordinary course of business consistent with past practice.

5.           Negative Covenants.

(a)          The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either of the Company or the Bank are not “well capitalized” for regulatory capital purposes, both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution.

(b)          The Company shall not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Company ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than one hundred percent (100%) of the capital stock of the Bank.

6.           Subordination.

(a)          The obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to its general and secured creditors, whether now outstanding or hereafter incurred, except such other creditors holding obligations of the Company ranking by their terms on a parity with or junior to this Subordinated Note. No provision of this Subordinated Note shall be construed to prohibit or restrict the Company’s ability to issue, renew or extend any senior indebtedness or obligations that rank on a parity with or junior to this Subordinated Note. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note (including but not limited to the holders of the other Subordinated Notes), shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms.

(b)          Notwithstanding the provisions of Section 6(a) above, the obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be senior in right and interest of payment to the indebtedness of the Company in connection with any future indebtedness of the Company that is expressly made junior to this Subordinated Note by the terms of such indebtedness. Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

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(c)          The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

7.           Events of Default and Remedies.

(a)          Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i)          the Company fails to pay any principal of or installment of interest on this Subordinated Note when due (or, in the case of interest, after a fifteen (15)-day grace period);

(ii)         the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 7 and such failure continues for a period of thirty (30) days;

(iii)        any certification made pursuant to the Purchase Agreement or this Subordinated Note by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading in any material respect;

(iv)        the Company or the Bank (A) becomes insolvent or unable to pay its debts as they mature, (B) makes an assignment for the benefit of creditors, or (C) admits in writing its inability to pay its debts as they mature; or

(v)         the Company or the Bank becomes subject to a receivership, insolvency, liquidation, or similar proceeding.

(b)          Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)          solely pursuant to a default under Section 7(a)(v), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary; or

(ii)         exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 7(b)(i).

(c)          Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes. The limitations imposed by the provisions of this Section 8(c) shall apply whether or not the Holder has notified the Company of an Event of Default.

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(d)          Reimbursement of Expenses. Upon the occurrence of any Event of Default, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note and subject to any applicable law, the Company shall pay Holders’ reasonable fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or other related documents.

(e)          Other Remedies. Nothing in this Section 7 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Section 7(b).

8.           Successors to the Company.

(a)          Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, nor effect a Change in Bank Ownership to, any Person unless:

(i)          except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii)         immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

“Change in Bank Ownership” means the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Bank, in either case resulting in ownership by the Company of less than 80% of the Bank.

(b)          Successor as Company. Upon compliance with this Section 8, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Subordinated Notes.

9.           Amendments and Waivers.

(a)          Amendment of Subordinated Notes. Except as otherwise provided in this Section 9, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50.0%) of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past or existing default, or non-compliance thereof waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

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(i)          reduce the principal amount of the Subordinated Note;

(ii)         reduce the rate of or change the time for payment of interest on any Subordinated Note;

(iii)        extend the maturity of any Subordinated Note;

(iv)        make any change in Sections 6 through 9 hereof;

(v)         make any change in Section 11 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)        disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)          Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 9(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)          Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the provisos contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to: (i) cure any ambiguity, defect or inconsistency therein; (ii) provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes; or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

10.         Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes and subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

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11.         Optional Redemption.

(a)          Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the effective date of this Subordinated Note, except that in the event (i) the Company is subject to the consolidated capital requirements under applicable regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve”) and after such time this Subordinated Note no longer qualifies as “Tier 2” capital (as defined by the Federal Reserve) as a result of any amendment or change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note, (ii) of a Tax Event (as defined below), or (iii) of an Investment Company Act Event (as defined below), the Company may redeem this Subordinated Note, in whole and not in part, at any time upon giving not less than ten (10) days’ notice to the Holder of this Subordinated Note at an amount equal to one hundred percent (100.0%) of the principal amount outstanding plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Act Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is, or within one hundred twenty (120) days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)          Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the effective date of this Subordinated Note, this Subordinated Note shall be redeemable by the Company, in whole or in part, upon giving the notice required in Section 11(c), for a redemption price equal to one hundred percent (100.0%) of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)          Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the Redemption Date. Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder shall state: (i) the Redemption Date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)          Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

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(f)          Federal Reserve Approval. If necessary, any redemption or prepayment of this Subordinated Note shall be subject to receipt of prior written approval by the Federal Reserve (or any successor bank regulatory agency having supervisory authority over the Company) and any and all other required federal and state regulatory approvals.

(g)          No Sinking Fund. The Subordinated Notes are not entitled to any sinking fund.

12.         Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

13.         Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by, the laws of the state in which the Company is incorporated or organized without giving effect to any conflicts of law provisions of such laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Federal Reserve. If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of this Subordinated Note ceases to be deemed to be Tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of this Subordinated Note, the Company will promptly notify the Holder, and thereafter, subject to the Company’s right to redeem this Subordinated Note under such circumstances pursuant to the terms of this Subordinated Note, if requested by the Company, the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 capital.

14.         Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder at any time without notice to or consent of the Company, and the failure of Holder to comply with the requirements of Section 3 shall have no effect of the effectiveness of such assignment. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder. The Company may not assign this Subordinated Note or its obligations hereunder except as provided in Section 8 hereto or with the prior written consent of the Holder.

15.         Notes Solely Corporate Obligations. The Holder shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.

16.         Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

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Exhibit B

Form of Legal Opinion

1.	Each of the Company and the Bank (a) has been organized, chartered or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, and (b) has all requisite power and authority to carry on its business and to own, lease and operate its respective properties and assets as such business is currently conducted.

2.	The Company is a registered financial holding company under the Bank Holding Company Act of 1956, as amended.

3.	The Bank is an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended.

4.	The Company has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents.

5.	The execution and delivery by the Company of the Transaction Documents, and the consummation or performance by the Company of the obligations thereunder, do not and will not (a) violate any federal or state statute, rule or regulation applicable to the Company in transactions of the nature contemplated by the Transaction Documents; (b) to such counsel’s knowledge, violate any court order, judgment or decree applicable to the Company; or (c) result in any violation of the Articles of Incorporation or Bylaws of the Company.

6.	The Agreement has been duly and validly authorized, executed and delivered by the Company. The Agreement constitutes a legal valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

7.	The Notes have been duly and validly authorized and executed by the Company and, when issued and delivered to and paid for by Purchasers in accordance with the terms of the Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

8.	The Notes to be issued and sold by the Company to the Purchasers pursuant to the Agreement will be issued in a transaction exempt from the registration requirements of the Securities Act.

9.	Neither the Company nor any of its Subsidiaries, including the Bank, is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

*	The opinion will be subject to customary limitations and carveouts.